EXHIBIT (d)(2)(C)

Accounting Benefit Rider (Term Insurance Rider)

The  Union  Central  Life  Insurance  Company

Cincinnati,  Ohio

TERM  INSURANCE  RIDER

DEATH  BENEFIT. Under  this  rider,  the  death  benefit  of  the  policy  to  which  this  rider  is  attached  is  modified. The death  benefit  under  this  policy  with  this  rider  attached  depends  on  the death  benefit  option  you  select.

Option  A. The  death  benefit  is  the  greater  of:  (1)  the  specified  amount  of  the  policy  plus  the  ABR  specified  amount;  and(2)  the account  value  times  the appropriate corridor  factor  shown  on  the policy  schedule.

Option  B. The  death  benefit  is  the  greater  of:  (1)  the  specified  amount  of  the  policy  plus  the  ABR  specified  amount  plus the account  value;  and  (2)  the account  value  times  the appropriate corridor  factor  shown  on  the policy  schedule.

Option  C. The  death  benefit  is  the  greater  of:  (1)  the  specified  amount  of the  policy  plus  the  ABR  specified  amount  plus the  sum  of premiums  paid  minus  the  sum  of partial  withdrawals  taken;  and  (2)  the  account  value  times  the  appropriate corridor  factor  shown  on  the policy  schedule. If  the sum  of  partial  withdrawals  taken  is  greater  than  the sum  of  premiums paid,  the death  benefit  may  be less  than  the specified  amount.

The  specified  amount  of  the  policy,  the  ABR specified  amount  and  the  death  benefit  option  are  shown  on  the  policy schedule.

ABR  SPECIFIED  AMOUNT  CHANGES. As  long  as  the ABR  specified  amount  and  the specified  amount  attributed  to the  base policy  remain  in  the same  proportion  as  at  the  policy  date,  you  may  change the  ABR  specified  amount  by  written notice  to  us  during  the lifetime of  the insured,  subject  to  our  approval.

(1)   An increase  of  the  ABR  specified  amount  may  be  requested  on  or  after  one  year  from  the  policy  date.  Any  increase will  require  evidence  of  insurability  satisfactory  to  us  and  is  subject  to  our  underwriting  limits  in  place  at  that time. An approved  increase will  have an  effective date as  shown  on  the revised  policy  schedule.

(2)   A decrease  of  the  ABR  specified  amount  may  be  requested  on  or  after  one  year  from  the  policy  date.  A  decrease  of the  ABR  specified  amount  will  be  effective  on  the  monthly  date  following  written  notice  to  us.   Any  reduction  will  be made in  the following  order:

(a)   against  the most  recent  increase of  the ABR  specified  amount;

(b)   against  the next  most  recent  increases;

(c)   against  the original  ABR  specified  amount.

MONTHLY  DEDUCTION. On  each  monthly  date,  we  will  deduct  an  amount  from  your  account  value  to  pay  us  for providing  the benefit  of  this  rider.   The monthly  deduction  for  this  rider  is:

(a)    the cost  of  insurance for  this  rider;  plus

(b)   the monthly  ABR  specified  amount  charge.

We  will  deduct  the monthly  cost  for  this  rider  until  it  terminates.

COST  OF  INSURANCE.   On  each  monthly  date,  the cost  of  insurance for  this  rider  is  (a)  times  (b)  where:

(a)    is  the applicable monthly  cost  of  insurance rate for  this  rider;  and

(b)    is  the net  amount  at  risk  attributed  to  the ABR.

The  net  amount  at  risk  is  allocated  between  the  policy  and  the  ABR  in  proportion  to  the  specified  amounts  of  each  as  of the monthly  date.

The  maximum  cost  of  insurance  rate  is  determined  for  the  ABR  by  the  insured’s  gender, issue  age  and  rate  class  as shown  on  the  policy schedule.   A  cost  of  insurance  rate  less  than  the  maximum  cost  of  insurance  rate  may be  used  at  our option.  Any changes  in  the  cost  of  insurance  rates  will  be  made  by class  and  will  be  determined  according  to  the procedures  and  standards  on  file with  the Insurance Department.

ABR  SPECIFIED  AMOUNT  CHARGE. The  ABR  specified  amount  charge  is  the  amount  shown on   the  policy schedule  and  is  based  on  the  ABR  specified  amount  as  of  the  effective  date  for  the  rider.   If  there  are  any  increases  in  the ABR  specified  amount,  each  increase  will  have  a  corresponding  ABR  specified  amount  charge  related  to  the  amount  of the  increase. A decrease  in  the  ABR specified  amount  will  not  reduce  the  ABR  specified  amount  charge.   These  charges will  be specified  on  the policy  schedule at  the time of  the increase.

LOANS. The  Loans  provision  of  the  policy,  to  which  this  rider  is  attached,  is  revised  to  include this  rider. Please refer  to your  policy  for  more details.

CONVERSION.  This  rider  may  not  be converted.

INCONTESTABILITY. We  will  not  contest  this  rider  after  it  has  been  in  force during  the insured’s  lifetime for  two years. We  will  not  contest  any  increased  benefit  later  than  two  years  after  its  effective date.  If  this  rider  is  reinstated,  the incontestable period  will  start  over  again  beginning  on  the reinstatement  date,  but  only  for  statements  made in  the application  for  reinstatement.   All  statements  made in  the application  for  issuance or  reinstatement  are representations and  not  warranties.  No  such  statements  will  be used  in  defense of  a  claim  under  this  rider  unless  they  are material misrepresentations  contained  in  a  written  application. A copy  of  such  statement  must  be made a part  of  the policy  to which  this  rider  is  attached.

SUICIDE. If  the  insured  under  this  rider  commits  suicide  within  two  years  after  the  date  that  insurance  starts,  our  total liability  will  be  to  return  the  monthly  rider  charges  for  that  insurance.  If  the  insured  under  this  rider  commits  suicide within  two  years  after  the  effective  date  for  an  increase  in  the  specified  amount,  our  total  liability  for  that  increase  will  be to  return  the  monthly  rider  charges  for  that  increase.  If  this  rider  is  reinstated  or  issued  as  a  result  of  a  conversion,  the suicide period  will  not  start  over  but  will  be measured  from  the issue  date  of  the original  policy.

TERMINATION. This  rider  will  terminate:

(1)   when  the policy  terminates;  or

(2)   when  the policy  lapses;  or

(3)   on  the first  monthly  date  after  you  give us  written  notice.

REINSTATEMENT. Within  five  years  after  the  insurance  terminated,  you  may  put  this  rider  back  in  force  by  written notice  to  us  if:

(1)    the policy  is  in  force;

(2)   the insured  provides  us  with  evidence of  insurability;  and

(3)   enough  premium  is  paid  to  keep  this  rider  in  force for  three months.

CONTRACT. This  rider  is  made  a  part  of  the  policy. It  is  based  on  the  application  and  any  supplemental  applications for  this  rider.

RIDER  SPECIFICATIONS.  The  effective  date,  specified  amount  and  maximum  monthly  charges  for  this  rider  are shown  on  the policy  schedule.

THE UNION  CENTRAL  LIFE  INSURANCE  COMPANY

Secretary	President